Exhibit 10.5

October 26, 2020

Ms. Pat Wadors

Re: Compromise and Release

Dear Pat:

This letter sets forth the substance of the Compromise and Release Agreement (the “Agreement”) between you ServiceNow, Inc. (the “Company”) concerning the administration of certain provisions set forth in your offer letter agreement between you and the Company dated December 30, 2017. Reference is made to the following facts:

A.You and the Company entered into an employment letter agreement (the “Employment Agreement”) dated December 30, 2017 (which amended and restated an agreement dated July 25, 2017); and

B.As described in Section 5(a) of the Employment Agreement, you were granted a New Hire RSU with a vesting period extending over three years; and

C.As described in Section 6(b) of the Employment Agreement, certain clawback arrangements were put in place in the event that you voluntarily resigned from your position without “Good Reason” on or after the third anniversary of September 17, 2017 (the “Grant Date”) and prior to the four year anniversary of the Grant Date (the “Clawback Provision”); and

D.There is now a dispute as to the meaning, intent and administration of the Clawback Provision; and

E.The parties now wish to resolve the dispute pursuant to a mutual agreement.

In recognition of the facts above, the parties agree as follows:

1.Separation Date. You have previously agreed with the Company that your final day of employment would be November 18, 2020 (the “Original Separation Date”). In the event that you resigned from your employment on that date, you would have an additional vesting date in three separate RSU awards, as follows: (i) 3,094 shares of Grant ID Number 80780231-P on November 7, 2020; (ii) 1,263 shares of Grant ID Number 8331926 on November 12, 2020; (iii) 251 shares of Grant ID Number 8331927 on November 12, 2020; and (iv) 181 shares of Grant ID Number 8342923 on November 17, 2020 (the “November Vestings”), with an anticipated fair market value at date of vesting in excess of $2.4 million. In exchange for the compromise and release set forth in Paragraph 3, below, the parties have agreed that your final date of employment will be October 28, 2020 (the “Revised Separation Date”), such that you will not vest in any of these November Vestings. On the Revised Separation Date, the Company will pay you all accrued salary earned through the Revised Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment regardless of whether or not you sign this Agreement.

2.Transition Period. Between now and the Revised Separation Date (the “Transition Period”), you will continue to use your best efforts to perform your currently assigned duties and responsibilities, and to transition these duties and responsibilities, as requested by the Company (the “Transition Services”). You must continue to comply with all of your contractual and legal obligations to the Company, and comply with the Company’s policies and procedures during the Transition Period. During the Transition Period, you will continue to receive your current base salary, subject to standard withholdings and deductions; you will continue to accrue vacation according to Company policy; and you will continue to be eligible for the Company’s standard benefits, subject to the terms of such plans and programs.

3.Compromise and Release of Clawback Provision. In recognition of a good faith dispute as to the meaning, intent and administration of the Clawback Provision, you and the Company agree that your agreement to the Revised Separation Date and consequent forfeiture of the November Vestings shall constitute full satisfaction of the Parties’ rights and obligations with respect to the Clawback Provision. As further consideration for this Compromise and Release, you further agree: (i) on or within twenty-one (21) days of your receipt of this Agreement, you sign it and allow the releases contained herein to become effective; and (ii) you will fully comply with your obligations hereunder during the Transition Period and thereafter. In the event the Company believes you have not fully complied with your obligations, the Company must provide you written notice of such event and provide you three (3) days to cure such event, until which time you will be deemed to have fully complied.

4.Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Revised Separation Date. You further acknowledge and agree that you are not entitled to receive, and shall not receive, any severance benefits or additional vesting of any equity grants from the Company pursuant to your Employment Agreement or any other agreement or plan providing for severance benefits or additional vesting.

5.Expense Reimbursements. You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice and within ten (10) days after you submit the expense reimbursement statement.

6.Proprietary Information Obligations. Both during and after your employment you acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement, including your obligations not to use or disclose any non-public confidential or proprietary information of the Company. A copy of your Proprietary Information and Inventions Agreement is attached hereto as Exhibit A.

7.Cooperation. You agree to cooperate reasonably with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

8.No Admissions. You and the Company understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either you or the Company to one another or to any other person. The Company will defend you with respect to any claims brought against you that arise in any manner out of your employment with the Company, provided that the Company shall select defense counsel, and, except where the Company’s and your interests diverge, control the defense. If the Company’s and your interests diverge, the Company shall jointly and severally provide you with separate counsel at the Company’s expense and indemnify or continue to indemnify you as set forth in this Section 8. The Company will indemnify you to the greatest extent permitted by law, with respect to any judgment, verdict, or order against you for good faith conduct by you which is/was within the course and scope of your employment.

9.Your Release of Claims.

a.General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, predecessors, successors, insurers, affiliates, and assigns, each in their individual capacity as such (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

b.Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company, or vesting in any such benefits; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

c.ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (the “ADEA Waiver”), and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver (by providing written notice via e-mail of your revocation to the Company’s GC at russell.elmer@servicenow.com); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”)
d.Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; or to accrued, vested benefits under any employee benefit, stock, savings, insurance or pension plan of the Company (ii) any rights which are not waivable as a matter of law, including your rights to COBRA; and (iii) any claims for breach of this Agreement. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims. You understand that nothing in this Agreement limits your ability to file a charge or complaint with any Governmental Agency. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

10.The Company’s Release. You hereby represent and warrant that other than the Excluded Claims above, you are not aware of any action or inaction on your part that would give rise to a claim against you by the Company. In reliance upon your representations and warranties above, the Company here hereby generally and completely releases you from any and all claims, liabilities and obligations, both known and unknown, arising out of your employment with the Company including, but not limited to, any repayment obligation as set forth in Section 6 of your Employment Agreement.

11.Section 1542 Waiver. THE PARTIES UNDERSTAND THAT THIS AGREEMENT INCLUDES RELEASES OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the releases herein, which includes claims which may be unknown to the parties at present, the parties acknowledge that they have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her would have materially affected his or her settlement with the debtor or released party."

The parties hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to their respective releases of any unknown or unsuspected claims herein.

12.General. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign below and return the original to me within twenty-one (21) days.

Sincerely,

ServiceNow, Inc.

By: /s/ Russ Elmer
Russ Elmer
Corporate Secretary

Exhibit A – Proprietary Information and Inventions Agreement

Accepted and Agreed:

/s/ Pat Wadors
Pat Wadors

October 26, 2020
Date

Exhibit A
[Proprietary Information and Inventions Agreement]